Curt Covington to Leave Farmer Mac

WASHINGTON, D.C. February 14, 2020 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that John “Curt” Covington has resigned from his position as Chief Credit Officer effective February 14, 2020.
Mr. Covington joined Farmer Mac in January 2015 as Senior Vice President – Agricultural Finance, responsible for business development and the company’s credit functions. More recently, he has served as Executive Vice President – Chief Credit Officer.
Farmer Mac’s President and Chief Executive Officer, Brad Nordholm, commented, “Curt is a well-known and respected agricultural banker who has elevated Farmer Mac’s profile in agricultural credit circles while overseeing our very disciplined credit standards that have delivered industry-leading credit results. As we conduct a nationwide search for Curt’s successor, I will temporarily oversee his team through the transition.”
Mr. Covington said, “I’m very proud of the experienced and talented credit team at Farmer Mac and what we’ve been able to accomplish in support of rural America. My resignation comes at a time when I need to spend more time at home to put more attention on my family. Sometime in the future I look forward to working again within the ag industry – which has been my passion my entire career – and it would be great if that work intersected with Farmer Mac.”
Mr. Nordholm added, “I want to thank Curt for all his hard work and dedication these past five years in helping us fulfill our mission. I wish him the very best on behalf of the entire organization.”
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing, and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700
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